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EXHIBIT 10.10


                    [Cornerstone Properties Inc. letterhead]


                                        December 16, 1998


Mr. William Wilson III
2929 Campus Dr., #450
San Mateo, CA  94403

                Re:   Employment

Dear Bill,

         We are pleased to welcome you as a Director and Chairman of the Board of Cornerstone Properties Inc. (the "Corporation") and to confirm your employment by Cornerstone Properties Limited Partnership (the "Partnership" and together with the Corporation, "Cornerstone").

         1. POSITION AND TERM. You will serve as the Chairman of the Board of Directors of the Corporation for a term of three years from the date of this letter in accordance with the Amended and Restated Bylaws of the Corporation. You will not be separately compensated for your service as Chairman of the Board.

         You will also serve as the head of the western region operations of Cornerstone, with the additional title of President, Wilson-Cornerstone, and as an officer of the Corporation and the Partnership with such high level executive responsibilities in addition to those described in this letter as you and the Board of Directors of the Corporation (the "Board") may from time to time agree. The positions described in this Paragraph 1 will also be for a term of three years from the date of this letter.

         As an officer of Cornerstone, you will serve on all internal management committees in which you elect to participate, including the Executive Committee and Investment Committee and all other committees dealing with Cornerstone investments, capital markets, financing, personnel reviews of executives, compensation of executives, and incentive compensation; it being agreed that management decisions in these areas which are not considered in one or more of these committees will be made after consultation between you and the Chief Executive Officer of Cornerstone, Mr. John Moody. In addition, it is expected that you will play a leading role in Cornerstone's efforts to create national capabilities in real estate development, leasing and property management comparable to those formerly provided by William Wilson & Associates on a regional basis.

         You will also serve as an officer and director of one or more affiliates of Cornerstone as you and the Board may agree from time to time. You will receive no additional salary compensation for your services in connection with these affiliates, though Cornerstone may fairly allocate your compensation among these affiliates and the Partnership.

         2. COMPENSATION. You will receive an annual salary of at least $400,000. Your annual salary will be reviewed each year beginning with calendar year 2000 and may be adjusted upward as the Board of Directors or its compensation committee may deem appropriate. You will participate in Cornerstone's executive bonus and incentive programs, including stock option and restricted stock programs, in a manner comparable to other senior executives of Cornerstone as from time to time determined by the Board's Compensation Committee, though we understand that you will not accept any stock option grants made in connection with the initial grants to be made in at or about the time of the closing of the Cornerstone merger with William Wilson & Associates.

         3. BENEFITS. You will be entitled to the Partnership's health, life, disability and other insurance benefits and sick leave as are generally applicable to its senior executives, and you will be entitled to participate in

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all of the Partnership's employee benefit plans in which senior executives are allowed to participate generally. You will be entitled to five weeks vacation each year in addition to the Partnership's regular paid holidays.

         4. REIMBURSEMENT OF BUSINESS EXPENSES AND TRAVEL. Cornerstone will reimburse you for your reasonable travel and other business-related expenses incurred in connection with Cornerstone business and the performance of your duties under this agreement, including travel, hotel, meals and entertainment. Reimbursement procedures will be in accordance with the Partnership's policies as to senior executives. You will not be required to relocate from San Mateo, California.

         5. TIME AND OTHER COMMITMENTS. You will devote such time as may reasonably be required to fulfill your duties under this agreement. It is expected and agreed that you will spend reasonable amounts of time on educational, charitable and public service activities, in service on boards of directors of companies that do not compete with Cornerstone, and in the management of your personal passive investments. In addition, you agree to abide by the terms of Sections 8.1(e) and 8.1(f) of the Contribution Agreement dated June 22, 1998, as amended, between William Wilson & Associates and others (the "Contribution Agreement").

         Nothing in this agreement or the Contribution Agreement will preclude you from holding or making, and you may make and hold, new passive real estate investments not exceeding $5 million where the active management is by members of your immediate family and which do not compete with or involve properties of a type competitive with those of Partnership.

         6. TERMINATION. Your employment will terminate upon your death or Permanent Disability. For this purpose your "Permanent Disability" means that by reason of injury, physical or mental illness or other disability you are unable to satisfactorily perform your duties as an employee under this agreement, as determined in the reasonable judgment of the Board based upon competent medical advice and the Board reasonably determines that your condition has continued for at least ninety (90) consecutive days and satisfies the definition of "long-term disability" (or comparable term) as used for the disability insurance policy or policies in effect with respect to employees of Cornerstone as of the onset of the condition.

         Apart from your death or Permanent Disability, you may be terminated only for Cause. "Cause" means (1) any intentional act of dishonesty or fraud by you in the performance of your duties as an employee; (2) any willful failure to carry out your material duties as assigned by the Board of Directors which continues after notice and a reasonable opportunity to cure; or (3) you are convicted of or plead guilty or NOLO CONTENDERE to a felony involving dishonesty or moral turpitude.

         7. MISCELLANEOUS. All notices under this agreement will be in writing and may be (i) presented personally or by private courier service, (ii) sent by facsimile transmission, or (iii) sent via a nationally recognized overnight delivery service (e.g., FedEx, DHL). This agreement will be governed by and interpreted according to the substantive laws of the State of California without regard to California's conflicts laws principles. In the event of any breach of the agreement that results in arbitration or litigation between the parties, the prevailing party shall be entitled to its reasonable attorneys' fees, expert witness fees and costs of such suit or arbitration (or the enforcement of any related award or decision). The prevailing party shall be determined, based upon an assessment of which party's major arguments or positions taken in the proceedings could fairly be said to have prevailed over the other party's major arguments or positions on major disputed issues in the court's or arbitrator's decision.

         This agreement is not intended to obviate or modify any provision of the Contribution Agreement or the Retention Agreement dated as of the date hereof between you and the Partnership, except as otherwise expressly stated. The unenforceability of all or any part of any provision of this agreement in any jurisdiction will in that jurisdiction be ineffective to the extent of the unenforceability without invalidating the remaining provisions of this agreement, but this unenforceability will not invalidate the same provision in any other jurisdiction. To the extent permitted by law, the parties waive any provision of law which renders such provision prohibited or unenforceable in any respect.

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         We are pleased to have you join Cornerstone and look forward to a mutually successful endeavor.



                                        Sincerely,


                                        CORNERSTONE PROPERTIES, INC.,
                                        a Nevada corporation

                                        By:                                    ,
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                                             Its:
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                                        By:                                    ,
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                                             Its:
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                                        CORNERSTONE PROPERTIES
                                        LIMITED PARTNERSHIP, L.P.
                                        a Delaware limited partnership

                                        By:  CORNERSTONE PROPERTIES, INC.,
                                             a Nevada corporation

                                             Its:  General Partner


                                        By:                                    ,
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                                             Its:
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                                        By:                                    ,
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                                             Its:
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Read and Agreed:



---------------------------
    William Wilson III